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                                                                  Exhibit 23.1

                          ACCOUNTANTS' CONSENT LETTER

The Board of Directors
Prologic Management Systems, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 to register 500,000 shares under the 1994 stock option plan of Prologic Management Systems, Inc. of our report dated June 3, 1996, relating to the consolidated balance sheet of Prologic Management Systems, Inc. and subsidiary as of March 31, 1996, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the two-year period ended March 31, 1996, which report appears in the March 31, 1996, annual report on Form 10-KSB of Prologic Management Systems, Inc.

                                              /s/ KPMG Peat Marwick LLP

Phoenix, Arizona
March 13, 1997